Exhibit (a)(1)(B)

LETTER OF TRANSMITTAL

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Offers to Purchase for Cash

Up to 370,000 Shares of
5¼% Series B Cumulative Convertible Perpetual Preferred Stock (the “Preferred Shares”)
(CUSIP Nos. 460690 803 and 460690 407)
(Aggregate Liquidation Preference of $370,000,000)

This Tender Offer (as defined below) will expire at midnight, New York City time, on May 26, 2010, unless extended or earlier terminated by us (such date and time, as the same may be extended, the “Expiration Time”).

The instructions contained in this Letter of Transmittal (as it may be amended or supplemented from time to time, this “Letter of Transmittal”) should be read carefully before Preferred Shares are tendered.  All capitalized terms used herein and not defined have the meanings ascribed to them in the Offer to Purchase of The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated April 29, 2010 (as it may be amended or supplemented from time to time, the “Offer to Purchase” and, together with this Letter of Transmittal, the “Offer Documents”).

Questions relating to the procedures for tendering Preferred Shares and requests for assistance may be directed to Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. (the “Dealer Managers”), at their respective address and telephone numbers on the back cover of this Letter of Transmittal.  Requests for additional copies of the Offer to Purchase and this Letter of Transmittal may be directed to Global Bondholder Services Corporation (the “Information Agent and Depositary”).

The Offer Documents constitute our offer (the “Tender Offer”) to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, including the proration provisions, up to 370,000 Preferred Shares at the Purchase Price (as defined below).  Assuming we accept for purchase the full 370,000 Preferred Shares for which we are tendering and that we pay the maximum Purchase Price, we will expend a maximum of $400,000,000 (inclusive of Accrued Dividends) in the Tender Offer.

We will fix the purchase price per Preferred Share (the “Purchase Price”) promptly after the close of trading on the New York Stock Exchange (the “NYSE”) on May 24, 2010, which is the second scheduled trading day prior to the date of the Expiration Time (such date, as it may be extended, the “Pricing Date”), and we will announce such Purchase Price no later than 9:00 a.m., New York City time, on the business day following the Pricing Date. The Purchase Price will be calculated as the sum of 54.893 multiplied by the Weighted Average Price (as defined herein), plus $438.95, subject to a minimum Purchase Price of $786.31 and a maximum Purchase Price of $1,070.22. In addition to the Purchase Price, Holders that validly tender their Preferred Shares at or prior to the Expiration Time will also be paid accrued and unpaid dividends (“Accrued Dividends”) to, but not including, the Payment Date (as defined below) on such Preferred Shares that are accepted for purchase by us.  No tenders of Preferred Shares will be valid if submitted after the Expiration Time.

Throughout the Tender Offer, an indicative Purchase Price will be available at http://gbsc-usa.com/Interpublic and from the Information Agent and Depositary at its telephone numbers set forth on the back cover of this Offer to Purchase.  The Purchase Price will be available at http://gbsc-usa.com/Interpublic no later than 9:00 a.m., New York City time, on the on the business day following the Pricing Date.

Our obligation to accept for purchase, and to pay for, Preferred Shares validly tendered pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the Offer Conditions. See “Conditions to the Tender Offer” in the Offer to Purchase. Subject to applicable law and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right, at or prior to the Expiration Time, (i) assuming the conditions to the Tender Offer are not satisfied or waived, to terminate the Tender Offer and not accept for purchase any Preferred Shares not theretofore accepted for purchase, (ii) to waive any and all of the conditions to the Tender Offer, (iii) to extend the Expiration Time or (iv) to amend the terms of the Tender Offer.  The rights reserved by us in this paragraph are in addition to our rights to terminate the Tender Offer as described under “Conditions to the Tender Offer” in the Offer to Purchase.  The Tender Offer is not conditioned on any minimum number of Preferred Shares being tendered.

Preferred Shares previously tendered may be withdrawn at or prior to the Expiration Time.  Except under certain limited conditions described in the Offer to Purchase, Preferred Shares previously tendered may not be withdrawn after the Expiration Time.

Only Preferred Shares that are validly tendered will be purchased.  However, acceptance of tendered Preferred Shares for purchase may be subject to proration in the event that the Tender Offer is oversubscribed as described in the Offer to Purchase.  In this Letter of Transmittal, we have used the convention of referring to all Preferred Shares that have been validly tendered and not validly withdrawn as having been “validly tendered.”

In the event that the Tender Offer is withdrawn or otherwise not completed, or if any tendered Preferred Shares are not accepted for purchase due to proration, the Purchase Price will not be paid or become payable to Holders even if the Preferred Shares have been validly tendered in connection with the Tender Offer.  In any such event, the Preferred Shares previously tendered by Holders pursuant to the Tender Offer will be promptly returned to such tendering Holders.  The Tender Offer is made upon the terms and subject to the conditions set forth in the Offer Documents, including the proration provisions.  Holders should carefully review such information.

The payment date with respect to the Tender Offer is expected to be promptly following the Expiration Time, assuming all conditions to the Tender Offer have been satisfied or waived.  Payment for any Preferred Shares accepted for purchase will be made in immediately available (same-day) funds.  Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders for Preferred Shares validly tendered and accepted for purchase in the Tender Offer.

THE TENDER OFFER IS NOT BEING MADE TO (NOR WILL PREFERRED SHARES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF PREFERRED SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE TENDER OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

Holders must tender their Preferred Shares by book-entry transfer to the Depositary’s account at The Depository Trust Company (“DTC” or the “Book-Entry Transfer Facility”) through DTC’s Automated Tender Offer Program (“ATOP”), for which the Tender Offer will be eligible.  DTC participants that are accepting the Tender Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary’s account at DTC.  DTC will then send an Agent’s Message to the Depositary for its acceptance.  The Agent’s Message will state that DTC has received an express acknowledgment from the DTC participant tendering Preferred Shares that such DTC participant has received the Offer Documents and agrees to be bound by the terms of the Tender Offer as set forth in the Offer Documents and that we may enforce such agreement against such participant.

If we make a material change in the terms of the Tender Offer or the information concerning the Tender Offer, we will publicly announce such changes or information or disseminate additional offering materials and extend the Tender Offer to the extent required by law. If the Tender Offer is amended at or prior to the Expiration Time in a manner determined by us to constitute a material adverse change to the Holders, we will promptly disclose such amendment and, if necessary, extend the Tender Offer for a period deemed by us to be adequate and in compliance with applicable law to permit Holders to withdraw their Preferred Shares. If the consideration to be paid in the Tender Offer is increased or decreased, the Maximum Payment Amount or number of Preferred Shares subject to the Tender Offer is increased or decreased or the pricing formula, minimum Purchase Price or maximum Purchase Price is changed, if required by applicable law, the Tender Offer will remain open at least ten business days from the date we first give notice to Holders of such Preferred Shares, by public announcement or otherwise, of such change, increase or decrease. In addition, we may, if we deem appropriate, extend the Tender Offer for any other reason.

Any termination, extension or amendment will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Tender Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through Business Wire or Dow Jones News Service.

NOTE: PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

The transmission of an Agent’s Message by a Holder in connection with the tender of Preferred Shares will be deemed to constitute the tender of the Preferred Shares to which such Agent’s Message relates.  Such tendering Holder thereby acknowledges receipt of the Offer to Purchase and this Letter of Transmittal and the instructions hereto, which together constitute our Tender Offer for any and all of our outstanding Preferred Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase, including the proration provisions, for the consideration set forth in the Offer to Purchase.

A Holder that tenders Preferred Shares acknowledges and agrees that tendered Preferred Shares may not be withdrawn except in accordance with the procedures and conditions for withdrawal set forth in the Offer to Purchase.

Subject to, and effective upon, the acceptance for purchase of, and payment for, the Preferred Shares tendered, a Holder that tenders Preferred Shares (1) represents, warrants and agrees that such Holder has received and read a copy of the Offer Documents, understands and agrees to be bound by all the terms and conditions of the Tender Offer and has full power and authority to tender such Preferred Shares; (2) irrevocably sells, assigns and transfers to us or upon our order, all right, title and interest in and to the tendered Preferred Shares; (3) waives any and all other rights with respect to the tendered Preferred Shares (including, without limitation, the waiver of any existing or past defaults and their consequences in respect of the Preferred Shares and the Certificate of Designations under which the Preferred Shares were issued); (4) releases and discharges us from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the tendered Preferred Shares, including, without limitation, any claims that such Holder is entitled to receive additional dividend payments with respect to the tendered Preferred Shares; (5) will, upon our request or the request of Global Bondholder Services Corporation (the “Depositary”), as applicable, execute and deliver any additional documents necessary or desirable to complete the tender of such Preferred Shares; and (6) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder, with full knowledge that the Depositary also acts as our agent, with respect to any such tendered Preferred Shares, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Preferred Shares on the account books maintained by DTC to us and (b) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (except that the Depositary will have no rights to, or control over, funds from us, except as agent for the tendering Holders for the Purchase Price and Accrued Dividends (as defined below), for any tendered Preferred Shares that are purchased by us).

A Holder that tenders Preferred Shares understands that tendered Preferred Shares may be withdrawn by written notice of withdrawal received by the Depositary at any time at or prior to the Expiration Time, but not thereafter, except as set forth in the Offer to Purchase.  For a withdrawal of a tender of Preferred Shares to be valid, such withdrawal and revocation must comply with the procedures set forth in the Offer to Purchase under “Withdrawal of Tenders.” Except under certain limited conditions described in the Offer to Purchase, tendered Preferred Shares may not be withdrawn subsequent to the Expiration Time.

A Holder that tenders Preferred Shares understands that we will calculate the Purchase Price promptly after the close of trading on the New York Stock Exchange (the “NYSE”) on May 24, 2010, which is the second scheduled trading day prior to the date of the Expiration Time (such date, as it may be extended, “Pricing Date”), and we will announce such Purchase Price no later than 9:00 a.m., New York City time, on the business day following the Pricing Date. The Purchase Price will be calculated as the sum of 54.893 multiplied by the Weighted Average Price (as defined herein), plus $438.95, subject to a minimum Purchase Price of $768.31 and a maximum Purchase Price of $1,070.22.

For purposes of the Purchase Price calculation, “Weighted Average Price” means the arithmetic average of the daily volume-weighted average prices of our Common Stock, beginning on May 18, 2010 and ending on the Pricing Date.  The daily volume-weighted average price shall equal the per share dollar volume-weighted average price for our Common Stock during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at the NYSE) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at the NYSE) as reported by Bloomberg Financial Services through its “Volume at Price” (IPG <Equity> VAP <Go>) functions (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).  The Weighted Average Price and the variable cash component of the Purchase Price will be rounded to the nearest whole cent.

In addition to the Purchase Price, Holders that validly tender their Preferred Shares pursuant to the Tender Offer will also be paid accrued and unpaid dividends (“Accrued Dividends”) to, but not including, the payment date, on such tendered Preferred Shares that are accepted for purchase by us.

A Holder that tenders Preferred Shares understands that Preferred Shares that are withdrawn will not receive the Purchase Price with respect to withdrawn Preferred Shares.

We reserve the right to terminate the Tender Offer at or prior to the Expiration Time.  Any such termination will be followed promptly by public announcement thereof.  In the event that we terminate the Tender Offer, we will give immediate notice thereof to the Depositary, and all Preferred Shares theretofore tendered and not accepted for payment will be returned promptly to the tendering Holders thereof.  In the event that the Tender Offer is withdrawn or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Preferred Shares that have validly tendered their Preferred Shares in connection with the Tender Offer.  See “Withdrawal of Tenders” and “Conditions to the Tender Offer” in the Offer to Purchase.  A Holder that tenders Preferred Shares understands and acknowledges that the Tender Offer will expire at the Expiration Time, unless extended or earlier terminated by us in our sole discretion, and that no tenders of Preferred Shares will be valid if submitted after the Expiration Time.

If we make a material change in the terms of the Tender Offer or the information concerning the Tender Offer, we will publicly announce such changes or information or disseminate additional offering materials and extend the Tender Offer to the extent required by law. If the Tender Offer is amended at or prior to the Expiration Time in a manner determined by us to constitute a material adverse change to the Holders, we will promptly disclose such amendment and, if necessary, extend the Tender Offer for a period deemed by us to be adequate and in compliance with applicable law to permit Holders to withdraw their Preferred Shares. If the consideration to be paid in the Tender Offer is increased or decreased, the Maximum Payment Amount or number of Preferred Shares subject to the Tender Offer is increased or decreased or the pricing formula, minimum Purchase Price or maximum Purchase Price is changed, if required by applicable law, the Tender Offer will remain open at least ten business days from the date we first give notice to Holders of such Preferred Shares, by public announcement or otherwise, of such change, increase or decrease. In addition, we may, if we deem appropriate, extend the Tender Offer for any other reason.

A Holder that tenders Preferred Shares understands that our obligation to accept for purchase, and to pay for, Preferred Shares validly tendered pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the Offer Conditions (as defined in the Offer to Purchase).

A Holder that tenders Preferred Shares understands that a tender of Preferred Shares pursuant to the procedures described in the Offer to Purchase and in the instructions hereto, and acceptance thereof by us, will constitute a binding agreement between the tendering Holder and us upon the terms and subject to the conditions of the Tender Offer.

A Holder that tenders Preferred Shares represents and warrants that (1) such tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Preferred Shares and (2) when such Preferred Shares are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right.  Such tendering Holder will, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Shares.

A Holder that tenders Preferred Shares understands that we will be deemed to have accepted for purchase validly tendered Preferred Shares, or defectively tendered Preferred Shares for which we have waived such defect, if, as and when we give oral or written notice thereof to the Depositary.

A Holder that tenders Preferred Shares understands that, under certain circumstances and subject to certain conditions of the Tender Offer set forth in the Offer to Purchase, each of which we may waive, we will not be required to accept for purchase any of the Preferred Shares tendered.  Any Preferred Shares not accepted for purchase will be returned promptly to the tendering Holder.

All authority conferred or agreed to be conferred by a tender of Preferred Shares will survive the death or incapacity of the tendering Holder and every obligation of the tendering Holder under this Letter of Transmittal will be binding upon the tendering Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

A Holder that tenders Preferred Shares understands that the delivery and surrender of Preferred Shares is not effective, and the risk of loss of Preferred Shares does not pass to the Depositary, until receipt by the Depositary of (i) timely confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at DTC pursuant to the procedures described in the Offer to Purchase, (ii) a properly transmitted Agent’s Message and any other documents required by us in form satisfactory to us.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Preferred Shares will be determined by us, which determination will be final and binding.

In consideration for our purchase of tendered Preferred Shares pursuant to the Tender Offer, a tendering Holder waives, releases, forever discharges and agrees not to sue us, or our former, current or future directors, officers, employees, agents, subsidiaries, affiliates, stockholders, predecessors, successors, assigns or other representatives as to any and all claims, demands, causes of action and liabilities of any kind and under any theory whatsoever, whether known or unknown (excluding any liability arising under U.S. federal securities laws in connection with the Tender Offer), by reason of any act, omission, transaction or occurrence, that the tendering Holder ever had, now has or hereafter may have against us as a result of or in any manner related to:

•	the tendering Holder’s purchase, ownership or disposition of the Preferred Shares pursuant to the Tender Offer; or
•	any decline in the value thereof up to and including the Expiration Time.

Without limiting the generality or effect of the foregoing, upon the purchase of Preferred Shares pursuant to the Tender Offer, we will obtain all rights relating to the tendering Holder’s ownership of Preferred Shares and any and all claims relating thereto.

A tendering Holder understands that payment will be deemed to have been made by us upon the transfer by us of the Purchase Price, plus Accrued Dividends on the Preferred Shares purchased by us, payable to the Depositary or, in accordance with the Depositary’s instructions, to DTC.  A Holder that tenders Preferred Shares further acknowledges and agrees that (1) under no circumstances will interest on the Purchase Price be paid by us by reason of any delay on the part of the Depositary or DTC in making such payment and (2) the payment made by us to the Depositary or, upon the instructions of the Depositary, to DTC, will fully discharge our obligations to make payment in relation to the Tender Offer and in no event will we be liable for interest or damages in relation to any delay or failure of payment to be remitted to any Holder.

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Tender Offer

1.           Book-Entry Confirmations; Withdrawal of Tenders.  The Depositary and DTC have confirmed that the tender of Preferred Shares pursuant to the Tender Offer is eligible for ATOP.  Accordingly, Holders must electronically transmit their acceptance of the Tender Offer by causing DTC to transfer their Preferred Shares to the Depositary in accordance with DTC’s ATOP procedures.  Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance.  The Agent’s Message will state that DTC has received an express acknowledgment from the DTC participant tendering Preferred Shares and that such DTC participant has received and agrees to be bound by the terms and conditions of the Tender Offer as set forth in the Offer to Purchase and this Letter of Transmittal and that we may enforce such agreement against such participant.

Tenders of Preferred Shares pursuant to the Tender Offer will be accepted until the Expiration Time in accordance with the procedures described herein and otherwise in compliance with this Letter of Transmittal.  No alternative, conditional or contingent tenders of Preferred Shares will be accepted.  Except as otherwise provided below, delivery of tendered Preferred Shares will be deemed made only after timely receipt by the Depositary of (i) timely confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at DTC pursuant to the procedures described herein, (ii) a properly transmitted Agent’s Message and any other documents required by us.

A tendering Holder, by electronically transmitting its acceptance through DTC’s ATOP, waives all rights to receive notice of acceptance of such Holder’s Preferred Shares for purchase.

Holders that wish to exercise their right of withdrawal with respect to the Tender Offer must give written notice of withdrawal, which notice must be received by the Depositary at or prior to the Expiration Time, or at such other permissible times as are described in the Offer to Purchase, or by a properly transmitted “Request Message” through ATOP.  In order to be valid, a notice of withdrawal must (i) specify the name of the person who tendered the Preferred Shares to be withdrawn, (ii) contain the description of the Preferred Shares to be withdrawn and the aggregate liquidation preference represented by such Preferred Shares and (iii) unless transmitted through ATOP, be signed by the Holder of such Preferred Shares in the same manner as the original signature on the Agent’s Message by which such Preferred Shares were tendered, or be accompanied by (a) documents of transfer sufficient to have the applicable transfer agent for the Preferred Shares register the transfer of the Preferred Shares into the name of the person withdrawing such Preferred Shares and (b) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder.  Validly withdrawn Preferred Shares may be retendered by following the procedures described herein and in the Offer to Purchase at any time at or prior to the Expiration Time.

2.           Transfer Taxes.  We will pay all transfer taxes applicable to the purchase and transfer of Preferred Shares pursuant to the Tender Offer, except if the payment of the Purchase Price is being made to any person other than the registered Holder of Preferred Shares tendered thereby, the amount of any transfer taxes (whether imposed on the registered Holder(s) or such other person(s)) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

3.           Irregularities.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Preferred Shares pursuant to any of the procedures described above will be determined by us in our sole discretion, which determination will be final and binding.  Alternative, conditional or contingent tenders will not be considered valid. We expressly reserve the right, in our sole discretion, subject to applicable law, to reject any or all tenders of any Preferred Shares determined by us not to be in proper form or if the acceptance for purchase of, or payment for, such Preferred Shares may, in the opinion of our counsel, be unlawful.  We also reserve the right, subject to applicable law, to waive, in our sole discretion, any defect or irregularity in any tender of Preferred Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders.  A waiver of any defect or irregularity with respect to the tender of Preferred Shares by a Holder will not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Preferred Shares.  Our interpretation of the terms and conditions of the Tender Offer, (including the this Letter of Transmittal and the instructions hereto) will be final and binding.  Any defect or irregularity in connection with tenders of Preferred Shares must be cured within such time as we determine, unless waived by us.  Tenders of Preferred Shares will not be deemed to have been made until all defects or irregularities have been waived by us or cured.  All Holders that tender Preferred Shares waive any right to receive notice of the acceptance of their Preferred Shares for purchase.  Neither we, the Dealer Managers, the Information Agent and Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.  If we waive our right to reject a defective tender of Preferred Shares, the Holder will be eligible to receive payment of the Purchase Price for such tendered Preferred Shares.

4.           Waiver of Conditions.  We expressly reserve the right to amend or waive any of the conditions to the Tender Offer in the case of any Preferred Shares tendered, in whole or in part, at any time and from time to time.

5.           Requests for Assistance or Additional Copies.  Questions relating to the procedure for tendering Preferred Shares and requests for assistance or additional copies of the Offer to Purchase and this Letter of Transmittal may be directed to the Dealer Managers or the Information Agent whose addresses and telephone numbers appear on the back cover of this Letter of Transmittal.

IMPORTANT TAX INFORMATION

PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS LETTER OF TRANSMITTAL OR ANY DOCUMENT REFERRED TO HEREIN IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE HOLDER, (B) THIS DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE OFFER TO PURCHASE, AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The Federal income tax discussion set forth below is included for general information only.  Each Holder is urged to read the section entitled “Certain Federal Income Tax Considerations” in the Offer to Purchase and to consult such Holder’s tax advisor to determine the particular tax consequences to such Holder (including the applicability and effect of state, local and other tax laws) of payment in respect of tendered Preferred Shares.  Certain Holders may be subject to special rules not discussed below.  The discussion does not consider the effect of any applicable foreign, state, local, or other tax laws.

Taxpayer Identification Number and Backup Withholding

U.S. federal income tax laws generally require a tendering Holder to provide such Holder’s correct taxpayer identification number (“TIN”) and a certification that such Holder is not subject to backup withholding on Form W-9, which is provided below, or, alternatively, to establish another basis for exemption from back-up withholding.  In addition to penalties, failure to provide the payor with the correct information and certification or an adequate basis for an exemption from back-up withholding may result in back-up withholding at a current rate of 28% on all payments made to Holders or other payees pursuant to the Offer.  Any amounts withheld under the back-up withholding rules will be allowed as a credit against the Holder’s U.S. federal income tax liability.  If withholding results in an overpayment of taxes, the Holder may obtain a refund if the required information is timely provided to the IRS.  In order to avoid back-up withholding, each tendering Holder that is a U.S. Holder (as defined in “Certain Federal Income Tax Considerations” in the Offer to Purchase) must provide (i) its correct TIN by completing Form W-9, certifying, under penalties of perjury, (1) that the TIN provided is correct (or that such Holder is awaiting a TIN), (2) that (A) the Holder is exempt from back-up withholding, or (B) the IRS has not notified the Holder that such Holder is subject to back-up withholding as a result of a failure to report all interest or dividends or (C) the IRS has notified the Holder that such Holder is no longer subject to back-up withholding, and (3) that the Holder is a U.S. person (including a U.S. resident alien), or (ii), if applicable, an adequate basis for exemption.  If the tendering U.S. Holder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such U.S. Holder should write “Applied For” in the space provided for the TIN in Part I of Form W-9, and sign and date Form W-9.  If “Applied For” is written in Part I and the payor is not provided with a TIN by the time of payment, the payor will withhold 28% from any payments made pursuant to the Offer.  Certain Holders (including, among others, corporations and certain foreign persons) are not subject to these back-up withholding and reporting requirements.  Exempt U.S. Holders should indicate their exempt status on Form W-9.  For further information concerning back-up withholding and instructions for completing Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Form W-9 if Preferred Shares are held in more than one name), consult the enclosed Form W-9 and related instructions.

In order for a tendering holder of Preferred Shares who is not a U.S. Holder (as defined in “Certain Federal Income Tax Considerations” in the Offer to Purchase) to qualify as an exempt recipient with respect to back-up withholding such holder generally must provide a properly completed IRS Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable (instead of Form W-9), signed under penalties of perjury, attesting to such Holder’s foreign status.  An appropriate Form W-8 can be obtained from www.irs.gov.

Failure to provide the information on the attached Form W-9 or the applicable Form W-8 may subject the Payee to a $50 penalty imposed by the Internal Revenue Service and 28 % federal income tax backup withholding on any payment.  Backup withholding is not an additional tax.  Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Withholding Tax

Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, a Non-U.S. Holder that is deemed to receive a dividend distribution from the Company with respect to the Preferred Shares tendered would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) on the portion of the distribution treated as a dividend to the Non-U.S. Holder if the dividend is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder (or, if an income tax treaty applies, the Non-U.S. Holder does not maintain a U.S. permanent establishment).

In some cases, payments made to Non-U.S. Holders with respect to the Tender Offer may not be subject to U.S. withholding tax if the Non-U.S. Holder certifies that it is not a U.S. person and that it met the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test in respect of the Tender Offer, although receipt of the full payment may be delayed until the certification is provided.  Non-U.S. Holders tendering shares held through a broker or other nominee should consult such broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND ANY RELEVANT REFUND PROCEDURE.

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED INSTRUCTIONS FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON FORM W-9. FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Form **W-9**
(Rev. October 2007)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

Give form to the requester. Do not send to the IRS.

Print or type
See Specific Instructions on page 2.

Name (as shown on your income tax return)

Business name, if different from above

Check appropriate box: ☐ Individual/Sole proprietor ☐ Corporation ☐ Partnership
☐ Limited liability company. Enter the tax classification (D=disregarded entity, C=corporation, P=partnership) ▶ ....
☐ Other (see instructions) ▶
☐ Exempt payee

Address (number, street, and apt. or suite no.)

Requester's name and address (optional)

City, state, and ZIP code

List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on Line 1 to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN* on page 3.

Note. If the account is in more than one name, see the chart on page 4 for guidelines on whose number to enter.

Social security number

or

Employer identification number

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (defined below).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the Certification, but you must provide your correct TIN. See the instructions on page 4.

Sign Here Signature of U.S. person ▶ Date ▶

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Purpose of Form

A person who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA.

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income.

Note. If a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien,
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States,
- An estate (other than a foreign estate), or
- A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners' share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income.

The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:

- The U.S. owner of a disregarded entity and not the entity,

Cat. No. 10231X Form **W-9** (Rev. 10-2007)

Form W-9 (Rev. 10-2007) Page **2**

• The U.S. grantor or other owner of a grantor trust and not the trust, and

• The U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person, do not use Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8.

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 28% of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See the instructions below and the separate Instructions for the Requester of Form W-9.

Also see *Special rules for partnerships* on page 1.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Name

If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name.

If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Part I of the form.

Sole proprietor. Enter your individual name as shown on your income tax return on the "Name" line. You may enter your business, trade, or "doing business as (DBA)" name on the "Business name" line.

Limited liability company (LLC). Check the "Limited liability company" box only and enter the appropriate code for the tax classification ("D" for disregarded entity, "C" for corporation, "P" for partnership) in the space provided.

For a single-member LLC (including a foreign LLC with a domestic owner) that is disregarded as an entity separate from its owner under Regulations section 301.7701-3, enter the owner's name on the "Name" line. Enter the LLC's name on the "Business name" line.

For an LLC classified as a partnership or a corporation, enter the LLC's name on the "Name" line and any business, trade, or DBA name on the "Business name" line.

Other entities. Enter your business name as shown on required federal tax documents on the "Name" line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the "Business name" line.

Note. You are requested to check the appropriate box for your status (individual/sole proprietor, corporation, etc.).

Exempt Payee

If you are exempt from backup withholding, enter your name as described above and check the appropriate box for your status, then check the "Exempt payee" box in the line following the business name, sign and date the form.

Form W-9 (Rev. 10-2007) Page 3

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note. If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

The following payees are exempt from backup withholding:

1. An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2),

2. The United States or any of its agencies or instrumentalities,

3. A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities,

4. A foreign government or any of its political subdivisions, agencies, or instrumentalities, or

5. An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6. A corporation,

7. A foreign central bank of issue,

8. A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States,

9. A futures commission merchant registered with the Commodity Futures Trading Commission,

10. A real estate investment trust,

11. An entity registered at all times during the tax year under the Investment Company Act of 1940,

12. A common trust fund operated by a bank under section 584(a),

13. A financial institution,

14. A middleman known in the investment community as a nominee or custodian, or

15. A trust exempt from tax under section 664 or described in section 4947.

The chart below shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 15.

IF the payment is for . . .	**THEN the payment is exempt for . . .**
Interest and dividend payments	All exempt payees except for 9
Broker transactions	Exempt payees 1 through 13. Also, a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker
Barter exchange transactions and patronage dividends	Exempt payees 1 through 5
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 7[2]

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation (including gross proceeds paid to an attorney under section 6045(f), even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, and payments for services paid by a federal executive agency.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see *Limited liability company (LLC)* on page 2), enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.ssa.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting *www.irs.gov* or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: *A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.*

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if items 1, 4, and 5 below indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). Exempt payees, see *Exempt Payee* on page 2.

Signature requirements. Complete the certification as indicated in 1 through 5 below.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

Form W-9 (Rev. 10-2007) Page 4

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account[1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]
4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]
5. Sole proprietorship or disregarded entity owned by an individual	The owner[3]
For this type of account:	**Give name and EIN of:**
6. Disregarded entity not owned by an individual	The owner
7. A valid trust, estate, or pension trust	Legal entity[4]
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership
11. A broker or registered nominee	The broker or nominee
12. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name and you may also enter your business or "DBA" name on the second name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see *Special rules for partnerships* on page 1.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, social security number (SSN), or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

Call the IRS at 1-800-829-1040 if you think your identity has been used inappropriately for tax purposes.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov*. You may also report misuse of the IRS name, logo, or other IRS personal property to the Treasury Inspector General for Tax Administration at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: *spam@uce.gov* or contact them at *www.consumer.gov/idtheft* or 1-877-IDTHEFT(438-4338).

Visit the IRS website at *www.irs.gov* to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia, and U.S. possessions to carry out their tax laws. We may also disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism.

You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

The Depositary for the Tender Offer is:

Global Bondholder Services Corporation

By Facsimile:
(For Eligible Institutions Only)
(212) 430-3775

Confirmation:
(212) 430-3774

By Mail: 65 Broadway—Suite 404 New York, NY 10006	By Overnight Courier: 65 Broadway—Suite 404 New York, NY 10006	By Hand: 65 Broadway—Suite 404 New York, NY 10006

Any questions or requests for assistance or additional copies of this Letter of Transmittal may be directed to the Information Agent at the telephone numbers and address set forth below.  A Holder of Preferred Shares may also contact the Dealer Managers at their respective telephone numbers set forth below or such Holder’s broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Tender Offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 404
New York, NY 10006
Attn: Corporate Actions

Banks and brokers call collect:
(212) 430-3774
All others, call toll-free:
(866) 807-2200

The Dealer Managers for the Tender Offer are:

Morgan Stanley 1585 Broadway New York, New York 10036 Collect: (212) 761-8663 Toll-Free: (800) 624-1808 Attention: Liability Management Group	Citigroup Global Markets Inc. 390 Greenwich Street. 4th Floor New York, New York 10013 Collect: (212) 723-6106 Collect: (212) 723-7367 Toll-Free: (800) 558-3745 Attention: Liability Management Group